Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Inquiries
Andrew Blocher	Vikki Kayne
Senior Vice President,	Vice President,
Capital Markets and Investor Relations	Marketing and Corporate Communications
301/998-8166	301/998-8178
ablocher@federalrealty.com	vkayne@federalrealty.com

FEDERAL REALTY INVESTMENT TRUST APPOINTS WARREN M. THOMPSON

TO BOARD OF TRUSTEES

ROCKVILLE, Md. (July 17, 2007) – Federal Realty Investment Trust (NYSE: FRT) today announced that Warren M. Thompson, president and chairman of Thompson Hospitality Corporation, was nominated and appointed to serve on Federal Realty’s board of trustees. Mr. Thompson’s term will run until the Trust’s annual meeting of shareholders in May 2008, and he will serve on the Trust’s audit committee and nominating and corporate governance committee.

“Thompson Hospitality’s leadership position in the food service industry is a direct result of Warren’s determination, hard work and entrepreneurial spirit,” said Joseph S. Vassalluzzo, chairman of Federal Realty’s board of trustees. “Those same qualities will positively complement the diverse strengths and experience of the existing members of our board of trustees and senior management team as we execute the Trust’s business strategy.”

Mr. Thompson founded Thompson Hospitality Corporation in 1992 through a leveraged buyout and purchase of thirty one Bob’s Big Boy restaurants. Today, Thompson Hospitality has more than 2,800 employees, is one of the largest minority-owned businesses in the United States, and is the largest minority-owned food service company in the world. Mr. Thompson also serves on the Board of Directors of several corporations and universities, including: University of Virginia’s Board of Visitors, Compass Group North America, the Pepsi-Cola African American Advisory Board, and HILB ROGAL & HOBBS.

About Federal Realty

Federal Realty Investment Trust is an equity real estate investment trust specializing in the ownership, management, development, and redevelopment of high quality retail assets. Federal Realty’s portfolio (excluding joint venture properties) contains approximately 19.4 million square feet located primarily in

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FEDERAL REALTY INVESTMENT TRUST APPOINTS WARREN M. THOMPSON

TO BOARD OF TRUSTEES

July 17, 2007

strategic metropolitan markets in the Northeast, Mid-Atlantic, and California. In addition, the Trust has an ownership interest in approximately 0.9 million square feet of retail space through its joint venture with Clarion Lion Properties Fund in which the Trust has a 30% interest. Our operating portfolio (excluding joint venture properties) was 96.6% leased to national, regional, and local retailers as of March 31, 2007, with no single tenant accounting for more than approximately 2.9% of annualized base rent. Federal Realty has paid quarterly dividends to its shareholders continuously since its founding in 1962, and has increased its dividend rate for 39 consecutive years, the longest record in the REIT industry. Shares of Federal Realty are traded on the NYSE under the symbol FRT.

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